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                                                                     Exhibit 5.4

                [LETTERHEAD OF Mika Meyers Beckett & Jones PLC]

                                January 27, 2003

Midland Grocery of Michigan, Inc.
23000 Roundy Drive
Pewaukee, Wisconsin 53072

       Re: Registration Statement on Form S-4

Ladies and Gentlemen:

       We are issuing this opinion letter in our capacity as special legal counsel to Midland Grocery of Michigan, Inc., a Michigan corporation (the "Guarantor"), in connection with the Guarantor's proposed guarantee, along with the other guarantors under the Indenture (as defined below), of an additional $75,000,000 in aggregate principal amount of 8 7/8% Senior Subordinated Notes, due 2012, Series B (the "Exchange Notes"). The Exchange Notes are to be issued by Roundy's, Inc., a Wisconsin corporation (the "Issuer"), pursuant to a Registration Statement on Form S-4, originally filed with the Securities and Exchange Commission (the "Commission") on January 28, 2003, under the Securities Act of 1933, as amended (the "Act"). Such Registration Statement, as supplemented or amended, is hereinafter referred to as the "Registration Statement"). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantor (the "Guarantee"). The Exchange Notes and the Guarantee are to be issued pursuant to the Indenture (as supplemented, the "Indenture"), dated as of June 6, 2002, among the Issuers, the Guarantor, the other guarantors under the Indenture, and BNY Midwest Trust Company.

       In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of only the following items: (i) the Articles of Incorporation and By-Laws of the Guarantor, (ii) minutes and records of the corporate proceedings of the Guarantor with respect to the issuance of the Guarantee, (iii) the Registration Statement and (iv) the Indenture.

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Midland Grocery of Michigan, Inc.
January 27, 2003
Page 2

          For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantor. We have also assumed that any interest charged, taken or received in connection with all obligations of the Issuer under the Exchange Notes (including all amounts deemed to be interest under the laws of Michigan whether or not specifically designated as "interest") will not, at any time while any portion of the Exchange Notes is outstanding, either
     (A) exceed the rate of 25% simple interest per annum, or (B) with respect to interest on due but unpaid installments of interest, exceed the rate of 10% if stated, or 7% if unstated, simple interest per annum. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantor and others.

          Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, (iv) laws, regulations and policies concerning state and local emergency, (v) laws, regulations and policies concerning judicial deference to acts of sovereign states, (vi) criminal and civil forfeiture laws, and (vii) any law other than the laws of the State of Michigan and the Michigan case law decided thereunder.

          Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

          1. The Guarantor is duly incorporated, validly existing and in good standing under the laws of the State of Michigan.

          2. The Guarantor has the requisite corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

          3. The execution and delivery of the Indenture by the Guarantor, and the performance of its obligations thereunder, has been duly authorized by the Guarantor, and does not conflict with the Guarantor's articles of incorporation, bylaws or any applicable

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Midland Grocery of Michigan, Inc.
January 27, 2003
Page 3

          provision of Michigan law or require any consent of any Michigan governmental authority.

     We hereby consent to the filing of this opinion with the commission as
Exhibit 5.4 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is limited in all respects to laws of the State of Michigan and facts existing on the date hereof, and we do not undertake to advise you, or to revise or supplement this opinion, with respect to any changes in such facts or laws of the State of Michigan which may occur after the date hereof by legislative action, judicial decision or otherwise.

     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis may rely upon this opinion to the same extent as if it were an addressee hereof.

                              Yours very truly,


                              Mika Meyers Beckett & JONES PLC